EMPLOYMENT AGREEMENT – VICE PRESIDENT

FOR BUSINESS DEVELOPMENT – MILITARY MARKETS

This Employment Agreement for a Vice President for Business Development in the area of Military Markets (“Agreement") is made and entered into in duplicate and shall be effective on December 1, 2006 (“Effective Date”), by and between First Responder Products, Inc., a Delaware corporation (sometimes referred to herein as the "Corporation" or “FRPI”), and Joseph King (“Vice President").

RECITALS

A.

It is the desire of the Corporation to employ a Vice President of Sales and Marketing who will assist the Chief Executive Officer and other management of the Corporation to develop military markets for the products which the Corporation distributes, licenses and sells as a value-added reseller.

B.

It is further the desire of the Corporation to employ the Vice President to develop sales of its products to military agencies in the United States and in those foreign jurisdictions where such sales are appropriate (collectively, the “Military Market”). In order to successfully exploit the Military Market, the Vice President must identify the appropriate Point of Contact (“POC”) for each agency or entity; provide demonstrations of the Corporation’s products; and comply with various policies, procedures, rules, regulations and requirements mandated by each such agency or entity to effectuate a valid purchase order for the products.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE AS FOLLOWS:

1.  Term of Agreement.  The respective duties and obligations of the parties shall commence on the Effective Date and shall continue until and terminate on December 1, 2007.

2. Duties.  The Vice President shall be an employee of the Corporation and it is contemplated by the parties that the services to be performed hereunder shall require substantially all of the Vice President’s time during a 40-hour business week; provided, however, that the Vice President is currently transitioning from approximately 24 years of active duty in the U.S. Army, and therefore cannot become a full-time employee until February 15, 2007. Therefore, the parties agree that during the period December 1, 2006 through February 14, 2007, the Vice President shall consult with the Corporation as an independent contractor and assist the Corporation in developing the Military Market for the Corporation’s products in that capacity.

The Vice President shall, among other things:

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Consult with the CEO to devise a business development strategy for a wide range of the Corporation’s products.

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Solicit orders for the Corporation’s products

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Co-ordinate delivery of the products to fill such orders with appropriate FRPI staff and manufacturers, sub-distributors and fulfillment personnel

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Assist the Corporation in recruiting, educating, training, directing, and managing, when and as directed, distributors, dealers, VARs, independent sales representatives and others to assist in sales and distribution of the products

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Assist the Corporation in demonstrating the products to various potential customers

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Communicate with the appropriate points of contact (POCs) for military agencies, departments and entities which have a need for the Corporation’s products

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Make initial contacts with such POCs to ascertain their level of interest in the products and the availability of funding for each such agency’s purchase of the products

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Assist the Corporation to develop and maintain a database of such POCs and develop a marketing plan and contact schedule to educate POCs on the products

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Provide product support, as directed by the Corporation from time to time, to customers in the Military Market

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Advise the CEO on competing or complementary products

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Manage sales relationships with existing military customers and develop relationships with new customers

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Assist the Corporation in preparing sales literature and sales aids

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Identify new products and technologies which might be commercially exploited in the Military Market

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Assist in special projects, as directed by FRPI management

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Perform such other duties as are customarily performed by a Vice President and such other duties as reasonably arise from the obligations of the Vice President position specified in this Agreement.

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Perform market research based on end-users capability deficiencies, develop and report on plans to engage prospective vendors to provide solutions to capability gaps.

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Develop classified government programs that will entail finding a company who is Department of Defense Form 250 certified to act as a sponsoring agent while FRPI is adjudicated.  There will be no more than two officers who will possess TS-SCI classifications and two personnel adjudicated as SECRET.

3.   Authority to Contract; Warranties and Representations.  The Vice President shall have no power to, and the Vice President shall not, obligate the Corporation in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation, unless specifically authorized and directed to do so, in advance, by the Corporation’s CEO. The Vice President shall not, without specific approval of and direction by the Corporation's CEO, borrow on behalf of the Corporation, purchase capital equipment, or sell any capital assets of the Corporation.

4. Compensation. The Vice President shall receive a base salary of three thousand dollars ($3,000) per month. As additional compensation for the services to be performed hereunder, the Vice President shall be entitled to participate in all stock option, profit sharing, and sales commission plans established by the Corporation during the term of this Agreement. In the event the Vice President participates in a sales commission plan, payment of any commission thereunder is due when the Corporation realizes revenue from the sale of the products and remains subject to any terms of sale, including charge-backs, returns, and credits. Moreover, such commission shall not be due and payable until the Corporation has received payment for all such sales in full, and the Corporation may hold back portions of commissions which may be subject to charge-backs, returns and credits.

5.  Promotional Material. The Corporation shall furnish the Vice President with sales, promotional, instructional and related material (including but not limited to electronic literature) necessary for the promotion and sale of the Corporation’s products, technology and services, which material shall be exclusively created, authored, approved and provided by the Corporation. Any such materials or sales aids shall be returned to the Corporation at its request.

6. Ability to Enter into Agreement.    The Vice President represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between him and any third party.

7. New Developments. The Vice President agrees that all designs, plans, reports, specifications, drawings, inventions, processes, and other information or items produced by the Vice President concerning the development and implementation of the Corporation’s products, technologies or services during the term of this Agreement will be assigned to the Corporation as the sole and exclusive property of the Corporation and the Corporation's assigns, nominees and successors, as will any copyrights, patents or trademarks obtained by the Vice President while performing services under this Agreement.  On request and at the Corporation's expense, the Vice President agrees to help the Corporation obtain patents and copyrights for any new developments.  This includes providing data, plans, specifications, descriptions, documentation, and other information, as well as assisting the Corporation in completing any required application or registration.

8. Termination.  This employment contract may be terminated by:

(a)

Mutual agreement of both parties.

(b)

Material breach. Either party may terminate this Agreement by transmitting written notice of termination to the other party following a material breach of this Agreement. Such termination shall occur if defaulting party fails to cure such breach within thirty (30) days of such written notice.

(c)

Disability of the Vice President. The parties recognize that the Vice President may qualify as a Disabled Veteran and has certain pre-existing physical conditions which might constitute a continuing disability. In the event that such pre-existing conditions worsen, or the Vice President is otherwise permanently disabled or is otherwise unable to perform his duties because of sickness, injury, or mental incapacity for a period of ninety (90) working days, the Corporation shall have the option to terminate this Agreement.

(d)

Discharge for cause. In the event the Vice President commits (i) gross misconduct, (ii) fraud, or (iii) other acts of criminal conduct, FRPI may terminate this Agreement immediately upon written notice.

(e)

Death of the Vice President.

9.  Indemnification.  Each party shall defend and hold the other party harmless from and against, and shall indemnify the other party for, any loss, liability, damage, judgment, penalty or expense (including administrative costs and expenses, attorney’s fees and costs of defense) suffered or incurred by any person, or to any property, in relation to any action or inaction taken by such party, whether intentional, negligent or otherwise, or by any of such party's affiliates, directors, officers, employees, representatives or agents (including attorneys, accountants and financial advisors).

10.  Governmental Rules and Regulations.  The provisions of this Agreement are subject to any and all present and future statutes, orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship and transactions defined by this Agreement.

11.  Entire Agreement.  This Agreement constitutes the final, complete, and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral negotiations, agreements, and understandings. This Agreement may be amended only by an instrument in writing that expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed on behalf of both parties.

12.  Execution in Counterparts.  This Agreement many be executed in several counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.  Choice of Law and Consent to Jurisdiction.  All questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the laws of the State of Arizona.  Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of Arizona.

14. Severability.  To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.

IN WITNESS WHEREOF the parties have executed this Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

CORPORATION:

VICE PRESIDENT:

First Responder Products Inc.,

a Delaware corporation

By:

/s/ Eric Johnson

  /s/ Joseph King

Eric Johnson

  Joseph King

Its:

Chief Executive Officer

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